Exhibit 99.1

DayStar Technologies Announces 2010 Second Quarter Financial Results

Newark, CA, August 23, 2010 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its second quarter ended June 30, 2010.

Net loss for the second quarter of 2010 was $12.2 million or $2.97 per share, compared with a net loss of $6.7 million or $1.79 per share in the second quarter of 2009. The net loss for the second quarter of 2010 reflects non-cash restructuring charges of $7.8 million, including $3.5 million in impairment charges on leasehold improvements at the Company’s Newark, California facility upon termination of the lease, as well as $4.3 million in impairment charges recorded on certain equipment during the quarter. The loss for the second quarter of 2010 also includes share-based compensation of $1.5 million. Overall, cash expenses were reduced significantly during the second quarter of 2010 as compared with 2009 with the implementation of cost savings measures including a reduction in workforce in order to preserve cash while focusing our resources on the development of our core CIGS technology and fundraising efforts to secure strategic partners and commercialize our product.

The per share losses were calculated on the weighted average common shares outstanding of 4.1 and 3.7 million for the second quarter ended June 30, 2010 and 2009, respectively. The average shares outstanding and loss per share for the quarter ended June 30, 2010 and 2009 reflect the 1-for-9 reverse stock split implemented on May 11, 2010. DayStar’s common stock began trading on the NASDAQ Capital Market on a split adjusted basis on May 12, 2010.

The balance sheet as of June 30, 2010, and the statement of operations for the three months and six months ended June 30, 2010, is attached as exhibits to this press release.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding our business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this news release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different.

Such forward–looking statements include statements regarding our cost savings measures and prospective fundraising efforts. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties include our ability to raise substantial additional capital in the short term, our ability to achieve favorable outcomes in pending litigation, our ability to continue our business as a going concern, our ability to execute our commercialization plan and such other risks and uncertainties detailed in our annual report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Patrick J. Forkin III

Sr. VP Corporate Development

408/907.4633

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,689	$17,320
Other current assets	372,467	343,083

Total current assets	396,156	360,403

Property and Equipment, at cost	37,775,010	52,915,965
Less accumulated depreciation and amortization	(5,152,388)	(6,388,914)

Net property and equipment	32,622,622	46,527,051

Other Assets:
Other assets	28,842	246,396

Total Assets	$33,047,620	$47,133,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$19,768,160	$18,387,530
Notes and capital leases payable, current portion, net of discount of $573,678 and $795,413, respectively	3,881,322	1,629,587
Deferred rent, current portion	—	139,870

Total current liabilities	23,649,482	20,156,987
Long-Term Liabilities:
Deferred rent	—	3,452,790
Conversion feature	12,720	251,618
Stock warrants	12,263	131,835

Total long-term liabilities	24,983	3,836,243
Total stockholders’ equity	9,373,155	23,140,620

Total Liabilities and Stockholders’ Equity	$33,047,620	$47,133,850

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$—	$—	$—	$—
Costs and Expenses:
Research and development	2,564,357	4,279,990	5,053,185	9,166,094
Selling, general and administrative	1,090,805	1,095,949	3,333,070	2,840,115
Restructuring	7,765,588	—	7,765,588	—
Depreciation and amortization	640,491	1,090,850	1,369,852	1,987,311

Total costs and expenses	12,061,241	6,466,789	17,521,695	13,993,520
Other Income (Expense):
Other income (expense)	5,000	(149,073)	14,375	(143,292)
Interest expense	(105,698)	(48,480)	(227,924)	(69,208)
Amortization of note discount and financing costs	(556,785)	—	(1,532,016)	—
Gain (loss) on derivative liabilities	468,886	13,428	875,065	(100,642)
Loss on extinguishment of debt	—	—	—	—

Total other income (expense)	(188,597)	(184,125)	(870,500)	(313,142)

Net Loss	$(12,249,838)	$(6,650,914)	$(18,392,195)	$(14,306,662)

Weighted Average Common Shares Outstanding (Basic And Diluted)	4,130,926	3,710,440	3,970,282	3,715,652

Net Loss Per Share (Basic and Diluted)	$(2.97)	$(1.79)	$(4.63)	$(3.85)